Change in Independent Registered Public Accounting Firm (Unaudited)

As a result of the reorganization of the Predecessor Funds into newly created series of the Trust on February 8, 2016, Tait, Weller
& Baker LLP resigned as independent registered public accounting firm for the Predecessor Funds, series of the AdvisorOne Funds, on February 8, 2016. The Board of Trustees of the Trust, upon the recommendation of the Trust's audit committee, selected Cohen &
Company, Ltd. as independent registered public accounting firm for the Horizon Funds.

During the last four fiscal years ended November 30, 2015, and the subsequent interim period through February 8, 2016, there were no (1) disagreements with Tait, Weller & Baker LLP on any matters of accounting principles or practices, financial statement
disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (2) reportable events.

The audited reports by Tait, Weller & Baker LLP on the financial statements of the Predecessor Funds as of and for the fiscal years ended November 30, 2015, 2014, 2013, and 2012, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting
principles.